EXHIBIT 12

                          HASBRO, INC. AND SUBSIDIARIES
                 Computation of Ratio of Earnings to Fixed Charges
                          Quarter Ended March 29, 1998

                              (Thousands of Dollars)





Earnings available for fixed charges:
  Net earnings                                                      $  7,793
  Add:
    Fixed charges                                                      5,750
    Income taxes                                                       4,015
                                                                     -------
      Total                                                         $ 17,558
                                                                     =======


Fixed Charges:
  Interest charges                                                  $  2,312
  Rental expense representative
   of interest factor                                                  3,438
                                                                     -------
      Total                                                         $  5,750
                                                                     =======

Ratio of earnings to fixed charges                                      3.05
                                                                     =======